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                                                                    Exhibit 99.1


[CPI LETTERHEAD]


FOR IMMEDIATE RELEASE

                                   For More Information, contact: Lynn E. Harvey
                                                         Chief Financial Officer
                                                                  (650) 846-3643


                        COMMUNICATIONS & POWER INDUSTRIES
                 ACCEPTS RESIGNATION OF CHIEF EXECUTIVE OFFICER
                         AND APPOINTS INTERIM EXECUTIVE



     Palo Alto, California, June 11, 1999 - Communications & Power Industries Holding Corporation ("CPI") announced today that Al D. Wilunowski has resigned his position as Chief Executive Officer, President and Director to pursue other opportunities. Mr. Wilunowski will remain a consultant to CPI. Mr. Wilunowski has served CPI and its former owner Varian Associates, Inc. as an executive in positions of increased authority over the past twenty years.

     William Rutledge, the former Chairman and Chief Executive Officer of Teledyne, Inc., will join the Board of Directors of CPI and will serve as interim Chief Executive Officer and President while the Company completes a search for a permanent executive which will include candidates from within the Company.

     CPI is a world leader in the development, manufacture and distribution of components for systems used to generate, amplify and transmit high-power/high frequency microwave and radio frequency signals. The Company's products include microwave and power grid tubes, microwave amplifiers and other related products for a variety of applications in the communications, defense, industrial and medical markets.


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